EXHIBIT 1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Date: June 12, 2017

CONVERGEX HOLDINGS, LLC

By:	/s/ KJ McConnell
Name:	KJ McConnell
Its:	Secretary and Assistant Treasurer

GTCR CONVERGEX HOLDINGS LLC

By:	/s/ KJ McConnell
Name:	KJ McConnell
Its:	Secretary and Assistant Treasurer